Exhibit 5.1

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

December 12, 2012

Brown-Forman Corporation

850 Dixie Highway

Louisville, Kentucky 40210

Re:	Brown-Forman Corporation’s 1.000% Notes due 2018, 2.250% Notes due 2023 and 3.750% Notes due 2043

Ladies and Gentlemen:

We have acted as counsel to Brown-Forman Corporation, a Delaware corporation (the “Company”), in connection with the proposed offer and sale of $250,000,000 aggregate principal amount of its 1.000% Notes due 2018 (the “2018 Notes”), $250,000,000 aggregate principal amount of its 2.250% Notes due 2023 (the “2023 Notes”) and $250,000,000 aggregate principal amount of its 3.750% Notes due 2043 (collectively with the 2018 Notes and the 2023 Notes, the “Notes”), by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) dated December 10, 2012, among the Company, Barclays Capital Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, U.S. Bancorp Investments, Inc., Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (collectively the “Underwriters”). The Notes are to be offered and sold by the Company pursuant to its automatic shelf registration statement, as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), on Form S-3 (File Number 333-171126) (the “Registration Statement”), including a base prospectus (the “Base Prospectus”), filed with the Securities and Exchange Commission on December 13, 2010, as supplemented by the final prospectus supplement dated December 10, 2012, previously filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act (collectively with the Base Prospectus, the “Prospectus”).

The Notes are to be issued pursuant to an indenture dated as of April 2, 2007, as supplemented by a supplemental indenture dated as of December 13, 2010 between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and as further supplemented by an Officers’ Certificate, dated December 12, 2012 (collectively, the “Indenture”), including the forms of global notes representing the Notes.

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and public officials.

www.bassberry.com

Brown-Forman Corporation

December 12, 2012

To the extent our opinion set forth below relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Indenture and the Notes, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought. We have also assumed that the Company has complied with all aspects of applicable laws of jurisdictions other than the State of New York in connection with the transactions contemplated by the Indenture.

Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York that, in our experience, are applicable to the Notes and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Covered Law”). We do not express any opinion with respect to the law of any jurisdiction other than the Covered Law or as to the effect of any such non-covered law on the opinion herein stated or the securities or “blue sky” laws of any jurisdiction. The opinion expressed in this opinion letter is strictly limited to the matters stated in this opinion letter and no other opinions are to be implied.

We assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture and the Notes have been duly authorized, executed and delivered by the Trustee and constitute the legally valid, binding and enforceable obligation of the Trustee, enforceable against the Trustee in accordance with their respective terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture and the Notes.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, assuming the Notes have been duly authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, the Notes constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion rendered in the above paragraph is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity enforcement is considered in a proceeding in equity or at law; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy. We express no opinion (i) concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws, (ii) with respect to whether acceleration of the Notes may affect the collectability of any portion of the stated principal amount thereof which might be determined

Brown-Forman Corporation

December 12, 2012

to constitute unearned interest thereon or (iii) as to the enforceability of any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment rendered in another currency. The opinion rendered in the above paragraph does not include any opinion with respect to compliance with laws relating to permissible rates of interest.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof and incorporated by reference into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bass, Berry & Sims PLC

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